Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Shareholders and Board of Directors

Blue Owl Technology Income Corp. (formerly known as Owl Rock Technology Income Corp.):

We have audited and reported separately herein on the consolidated financial statements of Owl Rock Technology Income Corp. and subsidiaries (the Company) as of December 31, 2022 and 2021, for the year ended December 31, 2022 and for the period from June 22, 2021 (inception) to December 31, 2021. We have not performed any procedures with respect to the audited consolidated financial statements subsequent to March 8, 2023.

The senior securities table included in the prospectus under the caption “Senior Securities” (Senior Securities Table) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ KPMG LLP

New York, New York

July 17, 2023